SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PRO-DEX, INC.
(Name of Registrant as Specified in its Charter)

AO Partners I, L.P.
AO Partners, LLC
Glenhurst Co.
Nicholas J. Swenson
Farnam Street Partners, L.P.
Farnam Street Capital, Inc.
Raymond E. Cabillot
William J. Farrell III
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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December 21, 2012

Dear Fellow Pro-Dex shareholders:

We are seeking your support to elect three new directors to the board of directors of Pro-Dex, Inc. (“Pro-Dex” or the “Company”), at the Annual Meeting of Stockholders to be held on January 17, 2013. We have voting power over 705,042 shares or approximately 21.6% of Pro-Dex’s outstanding common stock. As shareholders, we are deeply troubled by the following:

I.	SIGNIFICANT SHAREHOLDER VALUE DESTRUCTION

II.	BOARD FAILURE TO MANAGE THE LOSS OF THE LARGEST CUSTOMER

III.	THE GROSS OVERPAYMENT OF MANAGEMENT AND THE BOARD

IV.	THE APPOINTMENT OF AN UNQUALIFIED BOARD MEMBER AS CEO

With over $1.4 million of our and our partners’ money invested in Pro-Dex stock, our interest is aligned with ALL shareholders. We do not want the value of our investment to go down, we want it to go up. We believe our Nominees will protect shareholders and move Pro-Dex in the right direction.

We urge you to vote FOR our slate by signing & returning the enclosed WHITE proxy card today.

Deteriorating Financial and Share Price Performance.

Over the past five fiscal years, sales are down from $25.1 million to $17.3 million, and earnings before taxes are down from $318,000 to -$1.4 million. THE STOCK PRICE IS DOWN FROM $4.41 ON DECEMBER 18, 2007 TO $1.94 ON DECEMBER 18, 2012 OR -56%. Overall, Pro Dex’s share price has severely underperformed the benchmark indices under the current board:

Declining Revenue Growth

Failure to Manage the Loss of the Largest Customer

We are frustrated by the board’s inability to lead the company in the right direction. They had over 30 months to prepare for the loss of their largest customer. In its latest letter to shareholder1 (“Shareholder Letter”), Pro-Dex admits that the new VP of Sales made his presentation on “efforts to replace the potentially lost revenue” to the Board on May 5, 2011 – almost 15 months after the Board first learned about potential loss of the largest customer. Why did it take the management team 15 months to hire a VP of Sales? Similarly, the Shareholder Letter notes that at the June 30, 2011 meeting, “the Board also reviewed an operating plan for fiscal year 2012, which included a reduction in operating expenses of $100,000.” Again we question why it took the Board 19 months to ask for a cost reduction plan? More importantly, how did the board expect to offset $12.2 million in lost revenue with a meager $100k in cost savings?

We would have expected the Company to adjust expense levels. However, there seemed to be NO SENSE OF URGENCY to reduce the Company’s cost structure. In fact, during the 30+ months they had to transition, the board a) increased board and management compensation, b) held SG&A flat, and c) added a new severance policy! As you can see below, Sales and Gross Margin fell dramatically in fiscal 2012; yet, Operating Expenses actually increased over the critical final year of production for the largest customer.

As the customer transition was completed in April 2012, financial results declined significantly. As a result, the Company announced a loss from continuing operations before taxes of $1.4 million for fiscal 2012. We believe the loss of the largest customer required the board to take thoughtful and urgent action but they did not. WE BELIEVE THAT THE BOARD MUST BE HELD ACCOUNTABLE; THIS BOARD HAS FAILED SHAREHOLDERS.

1 Shareholder letter dated Dec. 19, 2012, http://www.sec.gov/Archives/edgar/data/788920/000119312512495502/0001193125-12-495502-index.htm

Misaligned Executive Compensation

From fiscal year 2008 through fiscal year 2012, Pro-Dex had a cumulative loss before taxes of $2.8 million yet management and the board took compensation of over $6.0 million during this same period. As  shareholders we question the board’s rationale, in rewarding failed performance. The incumbent Board has failed to look after the best interests of shareholders.

WE THINK MANAGEMENT AND THE BOARD HAVE BEEN GROSSLY OVERPAID FOR A HISTORY OF DISMAL PERFORMANCE AND THAT THE BOARD BEARS FULL RESPONSIBILITY FOR FAILING TO CREATE A CULTURE OF PAY FOR PERFORMANCE.

The Current Board Demonstrated Questionable Judgment in Appointing Mr. Berthelot as CEO

In March of 2012, WITHOUT AN OUTSIDE SEARCH, THE BOARD SELECTED ONE OF ITS OWN MEMBERS FOR THE POSITION OF FULL-TIME CEO. As a result, Mr. Berthelot was provided with a $300,000 base salary and severance package. In addition, the board granted Mr. Berthelot 200,000 stock options (over 6% of the Company’s outstanding common stock). These options DILUTE SHAREHOLDERS  yet vest without regard to Mr. Berthelot’s performance as CEO. Shockingly to us, MR. BERTHELOT, the board member chosen for the CEO job, DOES NOT HAVE MEDICAL INDUSTRY EXPERIENCE. Moreover, we are gravely concerned about possible EXAGGERATION OF MR. BERTHELOT’S BACKGROUND. The Pro-Dex, Inc website exaggerates Mr. Berthelot’s executive experience, saying he “retired in 2006 as Chairman of TT, then a $350 million (revenue) NYSE-listed multinational.”  In fact, the company was not NYSE-listed, and its revenues were $64 million in fiscal year 2006. In addition, the board’s Shareholder Letter states that he was CEO for 13 years when in fact he was CEO for about 10 years.

Mr. Berthelot’s Leadership of TransTechnology Corp (Now named Breeze-Eastern)

Mr. Berthelot’s track record as leader of TransTechnology (TT) is deeply concerning to us. Mr. Berthelot became CEO & Chairman of TT, September 1992. He remained CEO until January 2003. He led TT into 15 acquisitions of operations that increased debt significantly. Then he sold those operations in a series of 14 deleveraging divestitures! The book value of TT during Mr. Berthelot’s tenure as CEO plummeted from $61.2 million on March 31, 1993 to ($25.5) million on December 31, 2002. Earnings before taxes also plummeted from $4.3 million in fiscal 1993 to ($7.4) million in fiscal 2003. TT’s stock price was $9.25 the day Mr. Berthelot became CEO in September 1992, and it was $9.90 the day his departure was announced in January 2003---the stock price was as low as $5.30 during his final quarter as CEO.

THE SHARE PRICE INCREASED 65-CENTS OVER THE 10-YEARS MR. BERTHELOT WAS CEO. YET MR. BERTHELOT RECEIVED A $1.5 MILLION SEVERANCE PACKAGE AT HIS DEPARTURE.

Defaming our Nominee

Pro-Dex’s board’s defamed our Nominee Nick Swenson and his prior firm Whitebox Advisors by making ENTIRELY FALSE, DEFAMATORY AND HIGHLY MISLEADING statements. On October 31, 2006 Whitebox purchased approximately 50% of Sun Country Airlines and Mr. Swenson joined the airline’s board. When Whitebox sold its equity interest to Petters Aviation in November 16, 2007, Mr. Swenson resigned from the board. Whitebox remained a creditor to Sun Country,  at the time of its October 2008 bankruptcy. Whitebox initiated a lawsuit to enforce its claims and other creditors sued back. As is normal in a bankruptcy estate settlement process, each side positioned with claims and counter-claims. The litigation and negotiation was ultimately about how the bankruptcy estate was to be divided. In the final deal, Whitebox’s initial claims to 54% of the estate were settled at 49% of the estate. The board’s Fight Letter defames our Nominee by saying that “the litigation resulted from Mr. Swenson’s Board service”. This is FALSE.  Mr. Swenson’s behavior or action while serving on the Sun Country board was not the issue at hand or the issue of the litigation. No claims were ever made that Mr. Swenson acted incorrectly as a board member of Sun Country. THE INCUMBENT BOARD’S LETTER TO SHAREHOLDERS ATTEMPTS TO MISLEAD SHAREHOLDERS JUST WHEN THEY ARE BEING ASKED TO FAIRLY JUDGE MR. SWENSON AS A NOMINEE TO THE PRO-DEX BOARD.

Why a New Board Majority is Needed NOW

WE ARE HIGHLY SKEPTICAL OF THE BOARD’S ABILITY TO OVERSEE MR. BERTHELOT, who says that he has (in the seven months since April 2012), “led a transformation of the Company from one focused on contract manufacturing of component parts to a product-based strategy that is designed to provide the Company with a strong brand, higher margins, and control over the intellectual property of its products.” The “transformational” strategy outlined in the Letter to Shareholders doesn’t sound new to us. It’s very much like the strategy that the prior CEO outlined in numerous SEC filings. We do not find evidence that the prior CEO or management ever thought of the Company as a simple contract manufacturer. Perhaps the board resisted Mr. Berthelot’s supposed “cry in the wilderness” to his fellow board members, since 2009, to follow his “transformational” strategy because they saw it as unbalanced and risky (board Letter to Shareholders). Or was it simply nothing new from Mr. Berthelot?

MR. BERTHELOT’S 10-YEAR TRACK RECORD AS CEO OF TRANSTECHNOLOGY CORP DOES NOT GIVE US CONFIDENCE IN HIS ABILITY TO LEAD A “TRANSFORMATION” THAT IS FRIENDLY TO SHAREHOLDERS. For example, we view this information as unbalanced: “During the first four months of holding his position, Mr. Berthelot’s efforts to promote sales and marketing efforts, especially with regard to longer term contracts with key customers have resulted in the Company booking nearly $7.5 million in orders during that period.” IS MR. BERTHELOT TAKING CREDIT FOR $7.5 MILLION IN SALES AFTER 4 MONTHS ON THE JOB?  Moreover, in response to our writing that MR. BERTHELOT HAS NO MEDICAL DEVICE COMPANY EXPERIENCE, the board’s Letter to Shareholders writes, “Similar to the medical device industry, aerospace products are used in life and death situations”. We believe this statement insults the intelligence of shareholders.

GIVEN MR. BERTHELOT’S TRACK RECORD, AND THE BOARD’S FAILURE IN LEADING THE COMPANY, WE BELIEVE THE CURRENT BOARD SHOULD NOT BE ENTRUSTED WITH MANAGING THE PROPOSED “TRANSFORMATIONAL STRATEGY”. Any “transformation”, in our opinion, could require significant R&D expenditure. THE CURRENT BOARD HAS A DISMAL TRACK RECORD OF MANAGING R&D INVESTMENT. Since FY2007, Pro-Dex has spent approx. $12 million on R&D while its revenue has declined by $4.3 million.

SHAREHOLDER VALUE IS RAPIDLY ERODING AND THE OPERATING PERFORMANCE OF PRO-DEX IS SUFFERING. We believe that the financial results of Pro-Dex and decisions made by the board support our view that THE PRO-DEX BOARD IS FAILING SHAREHOLDERS.

Our Nominees will fill important gaps that are missing on the incumbent board. Most importantly, WE ARE SHAREHOLDERS OURSELVES AND HAVE OUR MONEY AT RISK!  WE WILL LOOK OUT FOR THE INTERESTS OF ALL SHAREHOLDERS!

INDEPENDENCE AND QUALIFICATIONS OF OUR NOMINEES

Nick Swenson:
Mr. Swenson formed AO Partners I, L.P. in 2011 with the intention of investing his and his partners’ funds in small-cap companies such as Pro-Dex. Since March, 2009, Mr. Swenson has been the Chief Executive Officer and a Portfolio Manager of Groveland Capital, LLC.  Mr. Swenson serves as a director of several private companies as well as Air T, Inc. (AIRT), a NASDAQ listed company. Mr. Swenson has a B.A. degree in History from Middlebury College (1991) and an M.B.A. from the University of Chicago (1996).

Ray Cabillot:
Mr. Cabillot has, from January 1998 until the present, served as Chief Executive Officer and a director of Farnam Street Capital, Inc. the General Partner of Farnam Street Partners L.P., a private investment partnership located in Minneapolis, MN.  Mr. Cabillot serves as a director of several private companies. He was a director of O.I. Corporation, a NASDAQ listed company (OICO), from 2006 to 2010. He served as Chairman of the Board of O.I. Corporation from 2007 through 2010 and during 2010 served as Co-Chairman of the Board of O.I. Corporation.  Mr. Cabillot has a B.A. degree with a double major in Economics and Chemistry from Saint Olaf College and an M.B.A. from the University of Minnesota.

Bill Farrell:
Mr. Farrell has, from January 2011 until the present, served as CEO of Viszy Inc., a start-up developing software and services targeting the consumer market. Mr. Farrell is also CEO of Bōbiam, LLC, a company that turns youth art into apparel and other products, which it merchandises through its retail store and wholesale channels. From April 1998 to January 2011, Mr. Farrell held various senior management roles at Medtronic, Inc. His engineering career began with 8 years in production support, process development and operations. He then worked 10 years in product development for Medtronic during which time he lead 100+ portfolio, program, product and process development managers and engineers. At the end of his tenure, he was Senior Director of Product Development and led corporate-wide initiatives to improve design, reliability and manufacturability practices. Mr. Farrell has a B.S. degree in Mechanical Engineering from the University of Minnesota (1996).

OUR SINGULAR FOCUS WILL BE ON RUNNING THE COMPANY FOR THE BENEFIT OF SHAREHOLDERS. We expect our work to start in these areas: Enhance profitability by cutting bloated executive suite expenses:- Reducing excess corporate overhead through a rigorous review and elimination of expenses that are not directly related to production, engineering and sales/marketing. -Reducing the costs of being public. We believe that Pro-Dex can remain a public company but reduce its costs of doing so very significantly. -Cut bloated executive suite expenses Expand into new markets for its products and services :-Intense focus on getting sales!  -Work with engineers to get the balance right between production and product development. -Re-enter the dental market. Cultural shift to intensive shareholder value creation:-Pro-Dex needs to be realistic about its capabilities and spend company resources wisely. -Our Nominees are active executives in the prime of their careers and own significant amounts of stock. -We have pledged to reduce our board fees to $200 per meeting or $2,000 maximum annually -We will work in every way to eliminate grandiose thinking and the shareholder-unfriendly attitude!-We will ensure that the corporate structure is flat and cost-effective.

WE WILL WATCH OVER EVERY DOLLAR THE COMPANY SPENDS BECAUSE WE ARE SHAREHOLDERS!  Please take advantage of this opportunity to make a change. VOTE TO CHANGE PRO-DEX FOR THE BETTER. VOTE FOR ALL OF OUR DIRECTOR NOMINEES ON THE WHITE PROXY CARD.

Time is very short.  No matter how many or how few shares you own, it is very important that you vote the enclosed WHITE proxy card today and vote in Favor of electing us to represent you in the boardroom. PLEASE DO NOT RETURN A BLUE PROXY CARD or any other proxy card furnished to you on behalf of Pro-Dex. Not even to vote against them. Doing so may cancel your vote on the WHITE card.

If you have already returned a blue proxy card, you have every right to change your vote by voting a later-dated WHITE proxy card. Just please do so today.

Please rest assured that all communication with us and Alliance Advisors will not be shared with any party and will be held in strict confidentiality.

This proxy statement and the accompanying form of WHITE proxy card are available at http://www.viewproxy.com/aopartners. If you have any questions, require any assistance, or would like to request copies of these documents, please contact Alliance Advisors LLC, proxy solicitors for the AO Partners Group, at the following address and telephone number:

Alliance Advisors LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
Shareholders Call Toll Free: 1-877-777-5216
Banks and Brokers Call Collect: 973-873-7700

Please also feel free to call or email Nick Swenson of the AO Partners Group at the following:

AO Partners I, LP
3033 Excelsior Blvd, Suite 560
Minneapolis, MN 55416
Office phone: 612-843-4301
inquiries@aopartners.net

WE URGE YOU TO VOTE TO CHANGE PRO-DEX FOR THE BETTER AND TO PROTECT YOUR INVESTMENT. VOTE FOR ALL OF OUR DIRECTOR NOMINEES ON THE WHITE PROXY CARD TODAY.